Filed pursuant to Rule 433

Registration Statement No. 333-175037

August 16, 2012

Rio Tinto Finance (USA) plc

Pricing Term Sheet

August 16, 2012

2017 Notes

Issuer:	Rio Tinto Finance (USA) plc

Guarantors:	Rio Tinto plc and Rio Tinto Limited

Principal Amount:	$1,250,000,000

Maturity:	August 21, 2017

Coupon:	1.625% per annum

Price to Public:	99.452%

Underwriting Discount and Commissions:	0.350%

Yield to maturity:	1.740%

Spread to Benchmark Treasury:	93 bps

Benchmark Treasury:	0.500% due July 31, 2017

Benchmark Treasury Price and Yield:	98-16, 0.810%

Interest Payment Dates:	Semi-annually in arrears on February 21 and August 21 of each year, commencing on February 21, 2013

Optional Redemption:	A redemption price equal to (i) if redemption occurs prior to July 21, 2017, the greater of (x) 100% of the principal amount of the notes to be redeemed and (y) as certified to the trustee by the Issuer or Rio Tinto, the sum of the present values of the Remaining Scheduled Payments discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus a spread of 15 basis points or (ii) if redemption occurs on or after July 21, 2017, 100% of the principal amount of the notes to be redeemed, together, in each case, with accrued interest on the principal amount of the notes to be redeemed to the date of redemption.

Settlement:	T+3; August 21, 2012

CUSIP / ISIN:	76720A AE6 / US76720AAE64

Ratings[1]:	A3(e)/A-(e)

Joint Bookrunners:	HSBC Securities (USA) Inc. Morgan Stanley & Co. LLC RBS Securities Inc. BNP Paribas Securities Corp. RBC Capital Markets, LLC SG Americas Securities, LLC Standard Chartered Bank

Co-managers:	Mizuho Securities USA Inc. Santander Investment Securities Inc. Scotia Capital (USA) Inc. TD Securities (USA) LLC

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission’s website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling HSBC Securities (USA) Inc. toll-free at 1-866-811-8049, Morgan Stanley & Co. LLC toll-free at 1-866-718-1649 or RBS Securities Inc. toll-free at 1-866-884-2071.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

[1]	A rating is not a recommendation to buy, sell or hold the securities, and may be subject to revision, suspension or withdrawal at any time by the assigning rating agencies.

Rio Tinto Finance (USA) plc

Pricing Term Sheet

August 16, 2012

2022 Notes

Issuer:	Rio Tinto Finance (USA) plc

Guarantors:	Rio Tinto plc and Rio Tinto Limited

Principal Amount:	$1,000,000,000

Maturity:	August 21, 2022

Coupon:	2.875% per annum

Price to Public:	98.688%

Underwriting Discount and Commissions:	0.450%

Yield to maturity:	3.028%

Spread to Benchmark Treasury:	120 bps

Benchmark Treasury:	1.625% due August 15, 2022

Benchmark Treasury Price and Yield:	98-05, 1.828%

Interest Payment Dates:	Semi-annually in arrears on February 21 and August 21 of each year, commencing on February 21, 2013

Optional Redemption:	A redemption price equal to (i) if redemption occurs prior to May 21, 2022, the greater of (x) 100% of the principal amount of the notes to be redeemed and (y) as certified to the trustee by the Issuer or Rio Tinto, the sum of the present values of the Remaining Scheduled Payments discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus a spread of 20 basis points or (ii) if redemption occurs on or after May 21, 2022, 100% of the principal amount of the notes to be redeemed, together, in each case, with accrued interest on the principal amount of the notes to be redeemed to the date of redemption.

Settlement:	T+3; August 21, 2012

CUSIP / ISIN:	76720A AF3 / US76720AAF30

Ratings[1]:	A3(e)/A-(e)

Joint Bookrunners:	HSBC Securities (USA) Inc. Morgan Stanley & Co. LLC RBS Securities Inc. BNP Paribas Securities Corp. RBC Capital Markets, LLC SG Americas Securities, LLC Standard Chartered Bank

Co-managers:	Mizuho Securities USA Inc. Santander Investment Securities Inc. Scotia Capital (USA) Inc. TD Securities (USA) LLC

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission’s website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling HSBC Securities (USA) Inc. toll-free at 1-866-811-8049, Morgan Stanley & Co. LLC toll-free at 1-866-718-1649 or RBS Securities Inc. toll-free at 1-866-884-2071.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

[1]	A rating is not a recommendation to buy, sell or hold the securities, and may be subject to revision, suspension or withdrawal at any time by the assigning rating agencies.

Rio Tinto Finance (USA) plc

Pricing Term Sheet

August 16, 2012

2042 Notes

Issuer:	Rio Tinto Finance (USA) plc

Guarantors:	Rio Tinto plc and Rio Tinto Limited

Principal Amount:	$750,000,000

Maturity:	August 21, 2042

Coupon:	4.125% per annum

Price to Public:	97.346%

Underwriting Discount and Commissions:	0.875%

Yield to maturity:	4.283%

Spread to Benchmark Treasury:	135 bps

Benchmark Treasury:	3.000% due May 15, 2042

Benchmark Treasury Price and Yield:	100-10, 2.933%

Interest Payment Dates:	Semi-annually in arrears on February 21 and August 21 of each year, commencing on February 21, 2013

Optional Redemption:	A redemption price equal to (i) if redemption occurs prior to February 21, 2042, the greater of (x) 100% of the principal amount of the notes to be redeemed and (y) as certified to the trustee by the Issuer or Rio Tinto, the sum of the present values of the Remaining Scheduled Payments discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus a spread of 25 basis points or (ii) if redemption occurs on or after February 21, 2042, 100% of the principal amount of the notes to be redeemed, together, in each case, with accrued interest on the principal amount of the notes to be redeemed to the date of redemption.

Settlement:	T+3; August 21, 2012

CUSIP / ISIN:	76720A AG1 / US76720AAG13

Ratings[1]:	A3(e)/A-(e)

Joint Bookrunners:	HSBC Securities (USA) Inc. Morgan Stanley & Co. LLC RBS Securities Inc. BNP Paribas Securities Corp. RBC Capital Markets, LLC SG Americas Securities, LLC Standard Chartered Bank

Co-managers:	Mizuho Securities USA Inc. Santander Investment Securities Inc. Scotia Capital (USA) Inc. TD Securities (USA) LLC

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission’s website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling HSBC Securities (USA) Inc. toll-free at 1-866-811-8049, Morgan Stanley & Co. LLC toll-free at 1-866-718-1649 or RBS Securities Inc. toll-free at 1-866-884-2071.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

[1]	A rating is not a recommendation to buy, sell or hold the securities, and may be subject to revision, suspension or withdrawal at any time by the assigning rating agencies.